Exhibit 99.1

NATCO Logo	Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

NATCO Group Announces 1st Quarter 2008 Results

Gross Margin Percent Exceeds 30.5%

Issues 2Q08 Guidance

Revises 2008 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the first quarter 2008 of $152 million, an increase of 19% over first quarter 2007 revenue of $127.4 million. Net income available to common stockholders for the first quarter 2008 was $9.6 million, or $0.50 per diluted share. Included in net income available to common stockholders are approximately $2.1 million of pre-tax expenses associated with a previously announced, and ongoing, review of certain payments made in a foreign jurisdiction. Without these charges, earnings per diluted share would have been $0.56. Net income available to common stockholders for the first quarter of 2007 was $8.4 million, or $0.45 per diluted share.

Segment profit, including the costs of the ongoing review, increased to $18.1 million for the first quarter 2008, up from $15.6 million for the first quarter of 2007. Bookings for the first quarter 2008 were $176.4 million, compared with $133.9 million for the first quarter of 2007.

John U. Clarke, NATCO’s Chairman and CEO said, “The early months of 2008 reflect a long awaited return of higher project award activity in our Integrated Engineered Solutions segment, while historically high U.S. natural gas prices continue to support strong activity levels in our Standard & Traditional segment. Our Automation & Controls segment produced solid results as well. In addition, recent acquisitions have been successfully integrated and are performing in line with expectations.”

Revenue from the Integrated Engineered Solutions segment was $54.9 million in the first quarter 2008, compared to $48.5 million in the first quarter 2007. Segment profit for the first quarter 2008 was $8.3 million, including $0.8 million of allocated costs related to the ongoing review, compared with $8.2 million in the prior year period primarily as a result of higher built-to-order project revenue recognition offset, in part, by a lower contribution from the Company’s West Texas CO2 processing facility and higher operating expenses. Bookings in the first quarter 2008 totaled $79.6 million, compared with $46.6 million in the first quarter 2007.

For the first quarter 2008, the Standard & Traditional segment increased revenue over the first quarter 2007 by 24% to $70.9 million. Segment profit increased to $5.4 million, including $1.0 million of allocated costs related to the ongoing review, from $5.3 million. The improved results reflected increased sales volumes in the Company’s U.S. branch network, the inclusion of two months of the Linco Electromatic liquids measurement business offset, in part, by higher operating expenses. In the first quarter of 2008, bookings for the segment were $68.7 million compared with $61.1 million for the first quarter of 2007.

Revenue from the Automation & Controls segment in the first quarter 2008 increased 22% over the prior year’s comparable period to $28.2 million, while segment profit, including $0.3 million of allocated costs related to the ongoing review, increased to $4.4 million in the first quarter 2008 from $2.1 million in the first quarter 2007. The improvement in segment profit was primarily due to improved activity levels in the Gulf of Mexico and higher contribution from international field service work.

Weighted average shares of 19.9 million for the first quarter 2008 increased from 19.5 million in the first quarter of 2007 primarily as the result of the issuance of shares in conjunction with the acquisition of ConSepT in December 2007 and the impact of shares issued under the Company’s incentive compensation program.

Mr. Clarke concluded, “Momentum is once again building with respect to project bookings opportunities in 2008 as both domestic and international markets remain very active. Delays, however, have affected the timing of anticipated revenue recognition and our previous guidance for the year. However, our focus on geographic and market expansion continues and will support additional growth for 2008 and beyond. We expect strengthening in the North American gas market and meaningful awards from South East Asia, the Middle East, Mexico and the Canadian oil sands during the balance of the year. We are also having early success in deploying our technologies to the downstream refining market. These wins should set the stage for a better second half of the year and a strong start to next year.”

The Company is revising its 2008 guidance with respect to segment profit, estimated at $88 to $92 million, exclusive of the costs associated with the ongoing review. Revenue is expected to be between $610 and $630 million with earnings per diluted common share, excluding special items, of $2.55 to $2.65. For the second quarter 2008, the Company expects revenue of $155 to $165 million and segment profit of $17 to $20 million, exclusive of the costs associated with the ongoing review.

The Company will hold its quarterly earnings conference call on Thursday, May 1 at 9:00 a.m. Central time. Interested parties are directed to the investor relations page on the Company’s website at www.natcogroup.com for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2008, markets, potential awards and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,766	$63,577
Trade accounts receivable, less allowance for doubtful accounts of $1,299 and $1,435 as of March 31, 2008 and December 31, 2007, respectively	139,042	139,054
Inventories, net	49,639	46,456
Deferred income tax assets, net	6,730	6,927
Prepaid expenses and other current assets	7,800	5,266

Total current assets	245,977	261,280
Property, plant and equipment, net	50,929	46,651
Goodwill, net	108,432	99,469
Deferred income tax assets, net	258	3,373
Intangible and other assets, net	25,273	12,940

Total assets	$430,869	$423,713

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and other	$57,855	$51,552
Accrued expenses	54,430	61,298
Customer advanced billings and payments	29,968	35,652
Other taxes payable	1,002	2,478

Total current liabilities	143,255	150,980
Long-term deferred tax liabilities	3,908	3,418
Postretirement benefits and other long-term liabilities	11,655	9,192

Total liabilities	158,818	163,590

Commitments and contingencies
Minority interest	1,750	1,226
Series B redeemable convertible preferred stock, $.01 par value; 15,000 shares authorized, par value; 0 and 9,915 issued and outstanding (net of issuance costs) as of March 31, 2008 and December 31, 2007, respectively	—	9,401
Stockholders’ equity:
Preferred stock, $.01 par value; Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 19,992,584 and 18,646,778 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	200	186
Additional paid-in-capital	150,569	140,527
Retained earnings	111,344	101,739
Treasury stock, 0 and 1,168 shares as of March 31, 2008 and December 31, 2007, respectively	—	(59)
Accumulated other comprehensive income	8,188	7,103

Total stockholders’ equity	270,301	249,496

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$430,869	$423,713

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data)

	Three Months Ended March 31,
	2008	2007
Revenue:
Products	$122,428	$102,035
Services	29,542	25,394

Total revenue	$151,970	$127,429
Cost of goods sold and services:
Products	$89,856	$77,819
Services	15,739	13,516

Total cost of goods sold and services	$105,595	$91,335

Gross profit	$46,375	$36,094
Selling, general and administrative expense	27,834	20,378
Depreciation and amortization expense	2,052	1,390
Interest expense	95	143
Interest income	(384)	(340)
Minority interest	379	61
Loss on unconsolidated investment	35	85
Other, net	1,147	555

Income before income taxes	$15,217	$13,822
Income tax provision	5,364	5,045

Net income	$9,853	$8,777
Preferred stock dividends	248	375

Net income available to common stockholders	$9,605	$8,402

Earnings per share:
-Basic	$0.52	$0.49
-Diluted	$0.50	$0.45

Weighted average number of shares of common stock outstanding
-Basic	18,367	17,199
-Diluted	19,899	19,495

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED SEGMENT INFORMATION

(in thousands)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Revenue:
Integrated Engineered Solutions	$54,881	$48,469	$64,857
Standard & Traditional	70,885	57,216	61,271
Automation & Controls	28,243	23,070	32,244
Eliminations	(2,039)	(1,326)	(1,571)

Total revenue	$151,970	$127,429	$156,801

Gross profit:
Integrated Engineered Solutions	$18,615	$15,225	$23,275
Standard & Traditional	19,977	16,149	13,862
Automation & Controls	7,783	4,720	7,626

Total gross profit	$46,375	$36,094	$44,763

Gross profit % of revenue:
Integrated Engineered Solutions	33.9%	31.4%	35.9%
Standard & Traditional	28.2%	28.2%	22.6%
Automation & Controls	27.6%	20.5%	23.7%
Total gross profit % of revenue	30.5%	28.3%	28.5%
Operating expenses:
Integrated Engineered Solutions	$10,327	$7,054	$8,509
Standard & Traditional	14,567	10,864	12,390
Automation & Controls	3,354	2,606	2,773

Total operating expenses	$28,248	$20,524	$23,672

Segment profit: (1) EBITDA
Integrated Engineered Solutions	$8,288	$8,171	$14,766
Standard & Traditional	5,410	5,285	1,472
Automation & Controls	4,429	2,114	4,853

Total segment profit	$18,127	$15,570	$21,091

Segment profit % of Revenue
Integrated Engineered Solutions	15.1%	16.9%	22.8%
Standard & Traditional	7.6%	9.2%	2.4%
Automation & Controls	15.7%	9.2%	15.1%

Total segment profit % of Revenue	11.9%	12.2%	13.5%

Bookings:
Integrated Engineered Solutions	$79,559	$46,632	$32,103
Standard & Traditional	68,707	61,139	77,471
Automation & Controls	28,117	26,079	27,341

Total bookings	$176,383	$133,850	$136,915

	As of March 31,		As of December 31,
	2008	2007	2007
Backlog:
Integrated Engineered Solutions	$120,890	$138,648	$96,163
Standard & Traditional	65,518	64,433	67,009
Automation & Controls	8,629	10,625	7,451

Total backlog	$195,037	$213,706	$170,623

(1)	The Company allocates corporate and other expenses to each of the operating segments based on headcount, total assets and revenues. Included in this allocation for the three months ended, March 31, 2008 is $2.1 million of costs related to a previously announced, and ongoing, review of certain payments made in a foreign jurisdiction allocated as follows: $0.8 million to the Integrated Engineered Solutions segment, $1.0 million to the Standard & Traditional segment and $0.3 million to the Automation & Controls segment. Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

	(in thousands) Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Total segment profit:	$18,127	$15,570	$21,091
Depreciation and amortization	2,052	1,390	1,687
Interest expense	95	143	78
Interest income	(384)	(340)	(641)
Other, net	1,147	555	203

Income from continuing operations before income taxes	$15,217	$13,822	$19,764
Income tax provision	5,364	5,045	6,708

Net income	$9,853	$8,777	$13,056
Preferred stock dividends	248	375	248

Net income available to common stockholders	$9,605	$8,402	$12,808